Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC REPORTS FIRST QUARTER 2012 RESULTS

OKLAHOMA CITY (January 4, 2012) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its first fiscal quarter ended November 30, 2011. Key highlights of the company’s first quarter report included:

•

The company’s net income for the first quarter of fiscal 2012 was $0.09 per diluted share compared with net income per diluted share of $0.12 in the first quarter of fiscal 2011; excluding a tax benefit of $0.02 per diluted share from a favorable tax settlement, net income per diluted share was $0.10 in the first quarter of fiscal 2011;

•	System-wide same-store sales increased 0.1% during the first quarter, with an increase of 0.2% at franchise drive-ins and a 0.1% decrease at company drive-ins; and

•	The company repaid $3.8 million of fixed rate debt and repurchased $10.5 million of its common stock.

“While our fiscal first quarter reflected continued sales volatility, we remain pleased with our long-term initiatives,” said Cliff Hudson, Chairman and Chief Executive Officer. “We will continue to refine our strategies, particularly our promotional and creative strategies, to strengthen awareness of our differentiated high-quality products and unique carhop service across all dayparts, which we believe will drive more consistent and sustained same-store sales growth going forward.

“Our business continues to generate strong cash flow for debt paydown and share repurchases,” added Hudson. “We expect to generate $35 million to $40 million in free cash flow1 during the current fiscal year. Over the next two to three years we will continue to utilize the strength and flexibility of our business model to grow operating income and use our free cash flow to invest in our brand, opportunistically pay down debt and repurchase stock.”

Financial Overview

For the first fiscal quarter ended November 30, 2011, revenues decreased 0.7% to $128.3 million from $129.1 million in the year-earlier period. The company’s net income for the first quarter of fiscal 2012 totaled $5.5 million or $0.09 per diluted share compared with reported net income of $7.2 million or $0.12 per diluted share in the year-earlier quarter. Excluding a tax benefit of $0.02 per diluted share from a favorable tax settlement in the quarter ended November 30, 2010, net income per diluted share was $0.10 for the first quarter of fiscal 2011.

[1]	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures and mandatory debt payments.

Management believes that the comparability from excluding the favorable tax settlement provides useful information to investors regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

Same-Store Sales

For the first fiscal quarter ended November 30, 2011, system-wide same-store sales increased 0.1%. Same-store sales reflected an increase of 0.2% at franchise drive-ins and a 0.1% decrease at company drive-ins.

Restaurant Operating Margins

Company drive-in restaurant margins decreased by 130 basis points. The decrease was caused by higher commodity costs as well as higher operating expenses resulting from higher drive-in level technology costs and credit card processing fees, slightly offset by labor efficiencies.

Development

Across the Sonic system, two new franchise drive-ins were opened in the first quarter of fiscal 2012 versus nine new franchise drive-in openings during the first quarter of fiscal 2011. New franchise drive-in openings in fiscal 2012 are expected to total between 30 and 40.

Fiscal Year 2012 Outlook

The company expects its initiatives to drive sales improvements going forward; however, uncertainty with regard to the external environment and its impact on consumer confidence may result in continued sales volatility. The second fiscal quarter is seasonally Sonic’s lowest in sales volume and most volatile period, as it is more susceptible to adverse weather conditions. The company’s outlook for fiscal 2012 anticipates the following elements:

-	The opening of 30 to 40 new franchise drive-ins;

-	Positive same-store sales; a 1% change in same-store sales equates to approximately $0.03 in net income per diluted share;

-	Slightly unfavorable restaurant-level margins as a result of commodity cost increases and higher operating expenses, particularly in the first half of the fiscal year, partially offset by labor efficiencies;

-	Selling, general and administrative expenses of $68 million to $69 million;

-	Depreciation and amortization of $41 million to $42 million;

-	Net interest expense of approximately $32 million;

-	An income tax rate of between 37.5% and 38.5%; and

-	Capital expenditures in the range of $25 million to $30 million.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 874-1569 or (719) 325-4838 for international callers. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 2604676. The replay will be available until Wednesday January 11, 2012. An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company’s website, www.sonicdrivein.com.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company-owned drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company-owned and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONC-G

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2011	2010
Income Statement Data
Revenues:
Company Drive-In sales:	$96,782	$97,274
Franchise Drive-Ins:
Franchise royalties	28,791	29,012
Franchise fees	285	369
Lease revenue	1,288	1,367
Other	1,133	1,124

	128,279	129,146

Costs and expenses:
Company Drive-Ins:
Food and packaging	27,725	26,999
Payroll and other employee benefits	35,084	35,557
Other operating expenses, exclusive of depreciation and amortization incl. below	22,911	22,406

	85,720	84,962
Selling, general and administrative	15,417	16,281
Depreciation and amortization	10,466	10,300
Provision for impairment of long-lived assets	—	88

	111,603	111,631

Other operating income, net	78	277

Income from operations	16,754	17,792

Interest expense	8,041	8,282
Interest income	(164)	(203)

Net interest expense	7,877	8,079

Income before income taxes	8,877	9,713
Provision for income taxes	3,378	2,471

Net income	$5,499	$7,242

Net income per share
Basic	$0.09	$0.12

Diluted	$0.09	$0.12

Weighted average shares used in calculation:
Basic	61,693	61,639

Diluted	61,737	61,753

SONIC CORP.

Unaudited Supplemental Information

	First Quarter Ended November 30,
	2011	2010
Drive-Ins in Operation
Company:
Total at beginning of period	446	455
Opened	—	—
Sold to franchisees	—	(2)
Closed (net of reopenings)	—	(1)

Total at end of period	446	452

Franchise:
Total at beginning of period	3,115	3,117
Opened	2	9
Acquired from Company	—	2
Closed (net of reopenings)	(8)	(22)

Total at end of period	3,109	3,106

System-wide:
Total at beginning of period	3,561	3,572
Opened	2	9
Closed (net of reopenings)	(8)	(23)

Total at end of period	3,555	3,558

	First Quarter Ended November 30,
	2011	2010
	($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$96,782	$97,274
Average drive-in sales	218	216
Change in same-store sales	-0.1%	-1.9%
Franchise drive-ins:
Total sales	$781,703	$776,598
Average drive-in sales	251	249
Change in same-store sales	0.2%	-2.5%
System-wide:
Change in total sales	0.5%	-1.8%
Average drive-in sales	$247	$245
Change in same-store sales	0.1%	-2.4%

Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.

Unaudited Supplemental Information

	First Quarter Ended November 30,
	2011	2010
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.6%	27.8%
Payroll and employee benefits*	36.3%	36.5%
Other operating expenses	23.7%	23.0%

	88.6%	87.3%

*	Effective April 1, 2010, the compensation program at the Company Drive-In level was revised. As a result of these changes noncontrolling interests are immaterial for the periods presented and have been included in payroll and other employee benefits.

	November 30, 2011	August 31, 2011
	(In thousands)
Balance Sheet Data
Current assets	82,617	93,457
Property, equipment and capital leases, net	459,797	464,875
Total assets	663,893	679,742
Current liabilities, including capital lease obligations and long-term debt due within one year	63,164	71,279
Obligations under capital leases due after one year	30,609	30,302
Long-term debt due after one year	478,076	481,835
Total liabilities	616,992	628,046
Stockholders’ equity	46,901	51,696